Exhibit 99.1

OneSpaWorld Reports Record First Quarter Fiscal 2024 Results and Increases Fiscal Year Guidance

Board Authorizes $50 Million Share Repurchase Program

Total Revenues of $211.2 Million, Income from Operations of $17.0 Million and Adjusted EBITDA of $25.3 Million

Increases Fiscal 2024 Revenues Guidance to $860 - $880 Million from $850 - $870 Million

Increases Fiscal 2024 Adjusted EBITDA Guidance to $95 - $105 Million from $90 - $100 Million

Nassau, Bahamas, May 1, 2024 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced financial results for the first quarter ended March 31, 2024.

Leonard Fluxman, Executive Chairman, Chief Executive Officer, and President of OneSpaWorld, commented: “Our strong momentum from fiscal 2023 has continued, with first quarter results exceeding our guidance. We are increasing our annual outlook beyond the outperformance achieved in the first quarter based on the ongoing strong execution by our talented team, new partnerships, and new initiatives which continue to drive organic growth.

The first quarter included several noteworthy accomplishments,” continued Mr. Fluxman. “Financially, we grew total revenue by 16%, income from operations by 52% and adjusted EBITDA by 31%. We generated robust free cash flow, bolstering our strong balance sheet. We grew key maritime operating metrics at double digit rates, supported by the sustained pipeline of strategic initiatives to increase pre-booking, the number of treatments per client, and the number of passengers utilizing the spa. We entered into a new exclusive agreement with Royal Caribbean Cruises and Celebrity Cruises for their existing 40 ships in service and all future ships which enter service during the agreement term. We also added Aroya Cruises to our list of partners, where we will operate all health and wellness facilities beginning in late 2024. We anticipate ending fiscal 2024 operating aboard 198 vessels.”

Mr. Fluxman stated further: “The quarter marked a key milestone for OneSpaWorld: the fifth anniversary of our de-SPAC public listing. Notably, OneSpaWorld public warrant holders expressed their support for the company, with 98% of all outstanding warrants converted and exercised. The remaining warrants were canceled. Importantly, we also eliminated the overhang of our private equity investor which sold its final tranche of our shares, simplifying our capital structure, while increasing trading liquidity and the public float.

Based on sustained robust consumer demand for cruising and execution of our proven operating strategies and growth initiatives, we expect that fiscal 2024 will be another year of significant accomplishments and increasing value for OneSpaWorld shareholders. In recognition of this strength and our favorable long-term growth prospects, as well as the strength of our balance sheet, our Board of Directors approved a $50 million share repurchase program,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer, and Chief Operating Officer, added, “We ended the quarter with total cash of $66.6 million. We received $51.7 million net from the completion of the warrant conversion, repaid $20.0 million of our first lien term loan, and utilized $7.7 million to repurchase common shares during the quarter. Since the second quarter of 2022, we have repaid a total of $94.1 million in debt, reducing interest expense.”

Mr. Lazarus concluded, “with our strong first quarter performance and a positive outlook, we have increased our fiscal year 2024 guidance. We now expect revenues to increase 10% and adjusted EBITDA to increase 12% at the mid-point of the guidance range from fiscal 2023 actual results.”

First Quarter 2024 Highlights:

•	Total revenues increased 16% to $211.2 million compared to $182.5 million in the first quarter of 2023.
•	Income from operations increased 52% to $17.0 million compared to $11.2 million in the first quarter of 2023.
•	Adjusted EBITDA increased 31% to $25.3 million compared to $19.3 million in the first quarter of 2023.
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Unlevered after-tax free cash flow increased $6.2 million to $24.1 million compared to $17.9 million in the first quarter of 2023. The unlevered after-tax free cash flow conversion rate was 95% in the first quarter of 2024.

Operating Network Update:

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Cruise Ship Count: The Company ended the first quarter with health and wellness centers on 193 ships and an average ship count of 188 for the quarter, compared with 179 ships and an average ship count of 173 ships at the first quarter of 2023.

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Destination Resort Count: The Company ended the first quarter with 51 destination resort health and wellness centers and an average resort count of 51 for the quarter, compared with 51 destination resort health and wellness centers and an average resort count of 48 from the first quarter of fiscal 2023.

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Staff Count: The Company ended the first quarter with 4,082 cruise ship personnel on vessels, compared with 3,665 cruise ship personnel on vessels at the end of the first quarter of 2023.*

* First quarter of fiscal 2023 cruise ship personnel were below full count levels as passenger load factors were returning to normalization post COVID-19.

Liquidity Update:

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Cash at March 31, 2024 totaled $66.6 million.

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In the first quarter, the Company:
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Received $51.7 million net from the completion of the warrant conversion.
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Repaid $20.0 million on its First Lien Term Loan.
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Utilized $7.7 million in cash to repurchase 606,386 shares of its common stock.
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As previously announced, the Company’s $20 million credit facility expired on March 19, 2024. The Company noted that given its strong liquidity profile, it does not currently plan to renew this facility and will continue to evaluate entering a line of credit in the future.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the definitions and reconciliations to their nearest GAAP equivalents for which are presented below.

First Quarter Ended March 31, 2024 Compared to March 31, 2023

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Total revenues increased 16% to $211.2 million compared to $182.5 million in the first quarter of 2023. The increase was principally attributable to our average ship count increasing 9% to 188 health and wellness centers onboard ships operating during the quarter, compared with our average ship count of 173 health and wellness centers onboard ships operating during the first quarter of 2023. In addition, we benefited from our initiatives to drive revenue growth and profitability in each of our onboard health and wellness centers through enhanced pre-booking of guest services, onboard guest engagement and experiences, our guest service and product offering innovations, and the disciplined execution of our complex operating protocols by our onboard and corporate teams.
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Cost of services were $144.0 million compared to $126.3 million in the first quarter of 2023. The increase was primarily attributable to costs associated with increased service revenues of $172.2 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenues of $150.1 million in the first quarter of 2023.
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Cost of products were $33.5 million compared to $28.3 million in the first quarter of 2023. The increase was primarily attributable to costs associated with increased product revenues of $39.0 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenues of $32.3 million in the first quarter of 2023.
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Net income was $21.2 million, or net income per diluted share of $0.21, as compared to net loss of ($15.9) million or net loss per diluted share of ($0.17) in the first quarter of 2023. The $37.1 million increase in net income was attributable to: (i) a $29.6 million positive change in fair value of warrant liabilities; (ii) a $1.7 million decrease in interest expense; and (iii) a $5.8 million positive change in income from operations. The change in fair value of warrant liabilities during the quarter ended March 31, 2024 was a gain of $7.7 million compared to a loss of ($21.9) million during the quarter ended March 31, 2023. Net gain in the change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the first quarter of 2024 and changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments.
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Adjusted net income was $19.3 million, or adjusted net income per diluted share of $0.19, as compared to adjusted net income of $12.3 million, or adjusted net income per diluted share of $0.13, in the first quarter of 2023.
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Adjusted EBITDA was $25.3 million compared to Adjusted EBITDA of $19.3 million in the first quarter of 2023.
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Unlevered after-tax free cash flow was $24.1 million compared to $17.9 million in the first quarter of 2023.

Balance Sheet and Cash Flow Highlights

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Cash at quarter-end March 31, 2024 was $66.6 million.
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Total debt, net of deferred financing costs, at March 31, 2024, was $138.6 million.

Warrant Exchange

On March 26, 2024, the Company announced that all remaining public warrants had been converted into common shares and exercised or canceled, generating $51.7 million in net cash proceeds during the quarter ended March 31, 2024. Over the five-year exercise period that expired on March 19, 2024, a total of 24,034,310 warrants were exercised, generating net proceeds to the Company (after deducting applicable fees) of approximately $54.1 million. As previously announced, a total of 19,270,733 warrants were exchanged for the Company’s common shares pursuant to privately negotiated warrant exchange agreements with certain holders of the warrants. The Company’s fully diluted share count is expected to approximate 105 million as of June 30, 2024, as most of the warrants were converted for cash.

Share Repurchase Program

Subsequent to quarter end, the Board of Directors approved a new share repurchase program authorizing the Company to repurchase up to $50 million of its common shares. The share repurchases will be funded through the Company’s available cash.

The Company may repurchase shares of its outstanding common stock from time to time on the open market, including through Rule 10b5-1 plans, in privately negotiated transactions, through block purchases, or otherwise in compliance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and amount of stock repurchases will depend on a variety of factors, including business and market conditions. The share repurchase program may be suspended, modified, or discontinued at any time and the Company has no obligation to repurchase any specific value or number of its common shares under the program.

Second Quarter 2024 and Fiscal Year 2024 Guidance

	Three Months Ended June 30, 2024	Year Ended December 31, 2024
Total Revenues	$216-221 million	$860-880 million
Adjusted EBITDA	$24-26 million	$95-105 million

Conference Call Details

A conference call to discuss the first quarter 2024 financial results is scheduled for Wednesday, May 1, 2024, at 11:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10188231 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10188231. The conference call replay will be available from 3:00 p.m. Eastern Time on Wednesday, May 1, 2024 until 11:59 p.m. Eastern Time on Wednesday, May 8, 2024. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 195 cruise ships and at 50 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Limited, and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. We are not providing a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
			$	%
	2024	2023	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$172,209	$150,121	$22,088	15%
Product revenues	39,017	32,334	6,683	21%
Total revenues	211,226	182,455	28,771	16%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	144,025	126,328	17,697	14%
Cost of products	33,530	28,265	5,265	19%
Administrative	4,057	3,570	487	14%
Salaries, benefits and payroll taxes	8,493	8,921	(428)	(5)%
Amortization of intangible assets	4,144	4,206	(62)	(1)%
Total cost of revenues and operating expenses	194,249	171,290	22,959	13%
Income from operations	16,977	11,165	5,812	52%
OTHER INCOME (EXPENSE)
Interest expense, net	(2,955)	(4,610)	1,655	36%
Change in fair value of warrant liabilities	7,723	(21,900)	29,623	135%
Total other income (expense)	4,768	(26,510)	31,278	118%
Income (loss) before income tax expense	21,745	(15,345)	37,090	242%
INCOME TAX EXPENSE	579	559	20	4%
Net income (loss)	$21,166	$(15,904)	$37,070	233%
Net income (loss) per voting and non-voting share:
Basic	$0.21	$(0.17)
Diluted (1)	$0.21	$(0.17)
Weighted average shares outstanding:
Basic	101,467	93,418
Diluted (1)	102,933	93,418

(1) Potential common shares under the treasury stock method and the if-converted method were antidilutive for the three months ended March 31, 2023, because the Company reported a net loss in this period and the effect of the change in the fair value of warrants was antidilutive. Consequently, the Company did not have any adjustments in this period between basic and diluted loss per share related to stock options, restricted share units and warrants.

	Forecasted
	Q2 2024	FY 2024
Period End Ship Count	195	198
Average Ship Count (1)	186	189
Period End Resort Count	51	51
Average Resort Count (2)	51	51

	Three Months Ended
	March 31,
	2024	2023
Selected Statistics
Period End Ship Count	193	179
Average Ship Count (1)	188	173
Average Weekly Revenue Per Ship	$81,708	$77,076
Average Revenue Per Shipboard Staff Per Day	$549	$542
Period End Resort Count	51	51
Average Resort Count (2)	51	48
Average Weekly Revenue Per Resort	$16,791	$16,973
Capital Expenditures (in thousands)	$1,206	$1,319

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income as net income (loss), adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, impairment charges of long-lived assets and change in fair value of warrant liabilities. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three-month periods ended March 31, 2024 and 2023.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, impairment charges of long-lived assets and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net income for the first quarters ended March 31, 2024 and 2023 and Adjusted net income per diluted share for the first quarters ended March 31, 2024 and 2023 (amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$21,166	$(15,904)
Change in fair value of warrant liabilities	(7,723)	21,900
Depreciation and amortization (a)	3,761	3,761
Stock-based compensation	2,094	2,591
Adjusted net income	$19,298	$12,348
Adjusted net income per diluted share	$0.19	$0.13
Diluted weighted average shares outstanding	102,933	96,589

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income (loss) to Adjusted EBITDA and Unlevered after-tax free cash flow for the first quarters ended March 31, 2024 and 2023 (amounts in thousands):

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$21,166	$(15,904)
Income tax expense	579	559
Interest expense, net	2,955	4,610
Change in fair value of warrant liabilities	(7,723)	21,900
Depreciation and amortization	6,209	5,509
Stock-based compensation	2,094	2,591
Adjusted EBITDA	$25,280	$19,265
Capital expenditures	(1,206)	(1,319)
Cash taxes	(21)	(41)
Unlevered after-tax free cash flow	$24,053	$17,905

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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